Exhibit 99.2

WOODHEAD INDUSTRIES

Moderator: Philippe Lemaitre

April 23, 2004

10:00 a.m. CT

Operator:  Good morning and welcome to the Woodhead Industries 2004 Fiscal Second Quarter conference call.  Before we begin, let me remind the audience that the comments made during the conference call being held today, April 23rd 2004, contain statements that are forward-looking.  The statements are based on current expectations that are subject to risks and uncertainties.  In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies, such as legal proceedings, general economic and business conditions, competition and other issues discussed in the Company's form 10-K and other SEC filings.  Let me now introduce our host for today's call, Mr. Philippe Lemaitre, President, and Chief Executive Officer of Woodhead Industries.  Please go ahead Mr. Lemaitre.

Philippe Lemaitre:  Thank you and good morning everyone.  We appreciate your presence today to discuss our performance and financial results for our 2004 second quarter.  As usual, with me today is Bob Fisher, our Vice President and Chief Financial Officer, and Joe Nogal, our Vice President and Treasurer/Controller, who will be available to respond to your questions at the end of the call.

I will begin today's call with a summary of our 2004 fiscal second quarter financial results, an update on the current economic and manufacturing environment based on our economic indicators, strategic initiatives and recent product developments.  Bob will then take you through the numbers in greater detail and review our results by business segment.  Finally, I will return and provide guidance for the second half of the fiscal year.  We will, as usual, conclude by taking your questions.

             We are pleased with our 2004 fiscal second quarter financial results, which were in line with the guidance we provided.  Revenue was $50.8 million, up 11 percent from last year.  Income from operations was $2.5 million and net income was $1 million or $0.08 per share for the quarter, which compares to income from operation of $2.6 million and net income of $1.5 million or $0.13 per share for the same period last year.  We continue to take the necessary steps to position the company for sustainable long-term growth.  In fact, strong sales gain in our European and Asian connectivity businesses helped drive the improved revenue this quarter.  Furthermore, our result’s this quarter and our outlook from our sales force give us confidence we are going to be able to build on this performance during the second half of fiscal 2004 and into 2005.

             We are also encouraged by recent economic reports.  The Institute for Supply Management Index continued to climb to 62.5 in March.  This is up from 61.4 in February.  Remember, any reading above 50 indicate expansion in the sector.  The index has been over 50 now for the last nine months, indicating the promising momentum suggested in late 2003, is starting to materialize now.  We are continuing to successfully implement our 2004 initiatives as previously communicated.  These initiatives included a branding rationalization to maximize the use of the Woodhead name and the strong individual product brands we have acumulated, a new eCatalog to facilitate relationships with our customers, improved marketing tools and programs to increase customer awareness, and more feet on the street to increase our solutions selling model to OEM and end-users.

             We also continue to focus on new product introductions and better sales tools.  This quarter, we introduced a new Woodhead industrial communication guide, which summarizes our solutions for more than 40 industry industrial protocols and our complete offering of software and electronic products.  We also released the Brad Harrison® Slice In A Box I/O Block for Device-Net.  Stated simply, this box lets the customer buy only the points he wants to configure and then mount the block directly in harsh industrial environments.  By combining the advantage of a DIN-mounted I/O, with the benefit of machine mount I/O, the user benefits from reduced inventory, simplified installation, and replacement of block I/O's, and the configuration of I/O based and actual specific specification.  I will now turn the call over to Bob Fisher, who will review our financial performance in greater detail.

Bob Fisher:  Thank you Philippe.  Second quarter revenues were $50.8 million, with 45 percent coming from international markets.  Revenue was up 11 percent, as reported.  Foreign exchange positively affected revenues by $2.7 million this quarter, and the sale of two electric product lines had a negative impact of $1.3 million compared to last year.  At constant exchange rates, revenues increased five percent over the last year, as reported, and was up eight percent for continuing product lines.  Revenue improvement varied by geography, with Europe and Asia again showing the best performance.  Our Asian operations saw revenues increase 63 percent as reported or 51 percent at constant exchange rates.

             Europe continued to demonstrate strong results and increase market penetration, with revenues up 30 percent as reported or 14 percent at constant exchange rates.  While in total our North American operations were only slightly better year over year as reported, all business sectors did show solid positive growth, with the exception of our telecom business, which was exceptionally strong in Q2, 2003.  For continuing product lines, North America was up six percent compared to last year, even with the telecom sector deterioration.  Income from operations for the quarter was $2.5 million and net income was $1 million or $0.08 per share.  This compares to income from operations of $2.6 million and net income of $1.5 million or $0.13 per share in the second quarter of 2003.

             The year over year revenue increase was partially offset by additional expenses for the initiatives started in the first quarter 2004, restructuring expenses this year, or $0.03 per share, and the income of foreign exchange rate fluctuations, which had a negative $0.05 per share impact in the Other Expense line.  Exchange rate changes had a $0.03 per share favorable impact last year and a $0.02 unfavorable impact this year, primarily due to the U.S. dollar loan on the Canadian books.

             To recap the comparison and to be clear, this year’s results were $0.08 per share, with $0.03 of restructuring and $0.02 of unfavorable exchange.  And last year, it was $0.13, with $0.03 of favorable exchange.  The gross margin rate increased from 36.9 percent last year to 38.0 percent this year.  We continue to expect margins to improve as our efficiencies and sourcing programs progress and product mix improves.  However, the impact of commodity pricing increases, primarily related to copper, will partially offset these improvements.  Like most companies, the commodity increases are starting to impact our commodity costs now.

             Operating expenses, excluding exchange (correction:  restructuring), were $16.3 million compared to $14.3 million last year.  This increase included costs equating to $0.04 per share for the additional sales and marketing initiatives, and the negative impact of changes in foreign exchange rates, which accounted for about half of the year over year increase.  Restructuring expenses for the Aero-Motive restructuring were lower than forecast for this quarter, primarily due to the delayed impact of costs associated with pension fund settlements.  These costs will instead be incurred in the second half of the fiscal year and are included in the forecast that Philippe will discuss shortly.

             In the connectivity segment, second quarter sales were $36.4 million, up 14 percent from last year as reported.  As mentioned before, all regions and sectors with this business segment had solid year over year gains, with the exception of our North American telecom business.  For the quarter, connectivity remained at 72 percent of our total sales.  Income from operations in this segment was $800,000, which compares to $1.1 million in 2003.  The lower income from operations was due to higher operating costs from the sales and marketing efforts, which amounted to $800,000, and changes in foreign exchange rates.  Gross margins in this segment were down slightly from a year ago, but up modestly from last quarter.

In the electrical segment, second quarter sales were $14.4 million and income from operations was $1.8 million.  This compares to $13.8 million and $1.6 million respectively in the second quarter of 2003.  Fiscal second quarter 2003 results included $1.3 million in revenue from the Aero-Motive product lines that were divested.  Adjusting for the product line sales, electrical revenue was up 14.5 percent compared to 2003.  Income from operations increased year over year due to the higher volume and improve gross margins, but was adversely impacted by the $531,000 for Aero-Motive restructuring, which is going according to plan and will basically be completed in the third quarter of the fiscal year.

             We are pleased with the initial results of our strategic moves to develop our connectivity segment for future growth, and are encouraged by the increased sales in this segment during the quarter. Additionally, our efforts to streamline our Electrical business are proving successful, and we're also pleased with the revenue increase in this segment.  In summary, our results this quarter are a signal that our strategic action undertaken during the downturn have positioned the company to capitalize on the recovery in the manufacturing sector.

             Our tax rate for the quarter was 37 percent, compared to 39 percent last year.

Backlog at the end of the second quarter was up by $4.8 million or 28 (correction: 27) percent from the first quarter, to end at $22.4 million.  This represents the highest backlog in the company's history and is indicative of the economic recovery and our market successes.  We're even further encouraged, because as we speak, our backlog is up another $1.3 million through the first weeks of April, to $23.7 million.

             Cash flow from operations was $1.1 million for the quarter, as we continue to make improvements in our working capital accounts.  And cash on hand at the end of the quarter was $25.1 million.  Most rewarding in this area, we continued to improve our inventory turns as sales increased, by ending the quarter at an all-time high, and we anticipate further improvement going forward.

             Capital expenditures were $2 million in the quarter and $3.9 million for the first half of 2004.  We anticipate for the full year that we will spend $9 million.  Depreciation and amortization was $3.2 million in the quarter and $6.3 million for the first half.  I'll now turn the call back to Philippe.

Philippe Lemaitre:  Thank you Bob.  We are pleased once again, to have met our guidance issued last quarter.  Furthermore, our results from operations remain on track with the guidance we gave initially in November 2003 for the second half of 2004.  We continue to expect a strong increase to $0.40 per share for the second half of the fiscal year, as our initiatives continue to build momentum.  We are now anticipating our full year 2004 revenue to be 16 percent to 18 percent higher than revenue for 2003.  Operator, we are now ready to take questions.

Operator:  Thank you, at this time if you would like to ask a question, you may do so by pressing star one.  Again, if you'd like to ask a question, please press star one now.  And we will take their first question from Alexander Paris with Barrington and Associates.

Alexander Paris:  Good morning.

Philippe Lemaitre:  Good morning Alex.

Alexander Paris:  Just looking at the earnings, $0.08, $0.03 to restructuring, that would be $0.11, trying to normalize it.  I mean what did you say your marketing initiatives costs were?

Bob Fisher:  About $0.04.

Alexander Paris:  $0.04?

Bob Fisher:  Right.

Alexander Paris:  And when you first announced that, what was the total that you gave?

Bob Fisher:  Well, for the year was about $0.25, but we're spending a little bit less than that.

Alexander Paris:  OK, and didn't you say it would be done by this quarter, did you say?

Bob Fisher:  No, the marketing and sales initiatives are basically ongoing.

Alexander Paris:  OK.

Bob Fisher:  We said they were going to be a little bit higher in Q1 because we had some things that were onetime expenses, but most of it was going to be continued.

Alexander Paris:  Is that a decent assumption to use on a quarterly basis going forward, about $0.04 a share?

Bob Fisher:  Yes.

Alexander Paris:  OK, and that just runs through the SG&A?

Bob Fisher:  Correct.

Alexander Paris:  OK, and your tax rate at 37 percent, what do you see for the rest of the year?

Joe Nogal:  It's going to drop a couple of points, to about 35 percent.

Alexander Paris:  So 35 percent in the third and fourth quarter?

Joe Nogal:  Right.

Alexander Paris:  You think that would last the following year or go back up again or what are you assuming?

Joe Nogal:  My guess is it'll be somewhere between 35 and 37 percent even next year.

Alexander Paris:  OK, and you mentioned the cost increases.  Have you tried to raise prices yet?

Bob Fisher:  Well, so we're looking at that.  We haven't announced any price increases yet, but ...

Philippe Lemaitre:  Yes, we are looking seriously at it.

Alexander Paris:  Given that it's mostly copper, you have some vehicles to hedge.  Have you hedged?

Bob Fisher:  No, we haven't, we've just worked very hard with, you know, our suppliers, in terms of trying to lineup long-term relationships and pricing with them as best we can, but we have not done any hedging.

Alexander Paris:  Your strength in Asia, is that more because of your more recent initiatives, you know, startup of operations and so forth?  Or is that just related to the overall business trends?

Philippe Lemaitre:  No, it's definitely our initiatives.  Both in Asia and Europe, it's a lot more due to what we have done in the past few months and economics.

Alexander Paris:  Now, in Asia, you have I recall two joint ventures?

Philippe Lemaitre:  Well, in Asia, we have operation in Japan, Tokyo, and Nagoya.

Alexander Paris:  Right.

Philippe Lemaitre:  We have partnership in Shanghai and our own operations, very small, but our own operation in Shanghai, and operation in Singapore.  The place in Asia where we are making most of the progress, if not all of the progress, this quarter, has been Japan.

Alexander Paris:  Oh, I see.  OK, so it's not China in that area?

Philippe Lemaitre:  No, China will take a little bit more time I guess.

Alexander Paris:  OK, and Europe, the main reason that's doing so well, because the economies aren't doing that well.

Philippe Lemaitre:  Well, we have won some very interesting business in the past year or so, and this is paying off today, so we are really doing well.

Alexander Paris:  I see.  OK, thank you very much.

Philippe Lemaitre:  Thank you Alex.

Operator:  And again, if you would like to ask a question, please press star one.  We'll take our next question from John Franzreb with Sidoti & Co.

John Franzreb:  Good morning guys, how are you doing?

Philippe Lemaitre:  Hi John.

John Franzreb:  Just a little bit on the copper prices.  I'm wondering if you could give us a sense of how big of an impact that is.  You know, what's the percent of cost of goods sold of copper?  You know, how material is this?

Philippe Lemaitre:  Well, with our contracts in place, we believe that we will have – and correct me if I'm wrong, Bob, but about an impact of $40 to $50 thousand per month ongoing, and this is included in the forecast I gave.

John Franzreb:  Now, another one of the companies that I follow also has significant copper exposure, and I know it's up significantly year over year.  You say you have contracts in place.  So that means you're not buying on the spot market?  Is that how I understand it?

Bob Fisher:  Well, the contracts in place are contracts with vendors.  I mean, it's up to our suppliers to, you know, to go out and do what they want and offer a good… you know,  try to lock in prices for as long as we can with them, while trying to minimize pass-through of the copper increases to us.

John Franzreb:  OK, so you have had to absorb the full – it's over like 50 percent say for the first three months impact of that yet, right?

Bob Fisher:  Well, for the first three months, we really haven't had any impact.

John Franzreb:  Really?

Bob Fisher:  For the first six months of this fiscal year.

John Franzreb:  Now, Bob, what percentage is copper of your cost of goods sold?

Bob Fisher:  I don't know, John, to be honest with you.

John Franzreb:  OK, that's fine.  Now, the backlog is fairly substantially.  Could you kind of deconstruct that for us?  What's driving that backlog?

Philippe Lemaitre:  Well, I think the essence of it is that, you know, our sales reorganization and initiative are starting to pay off, and this is why we forecasted last November, that the second half of the year would start showing that clearly.  You know, we forecasted about $0.25 in the first half, and $0.40 in the second half, which is a step function.  And we are seeing that confirmed by the backlog.

John Franzreb:  OK, how about new products?  I know you were aggressively trying to roll out a host of new products.  How many have you rolled out to date?  What's the kind of targets for new product introductions?  And if it is the case, a new products part – you know, new product orders may be part of that backlog number.

Philippe Lemaitre:  Yes, to some extent.  Like some of the products that, you know, I announced that we released late last fiscal year are starting to pay nicely into that, and they are part of the backlog, you know, how much part I don't know.  We are continuing – you know, we put money ((inaudible)) and we are continuing development of new product.  In fact, I was that the Hannover fair the last four days, I just came back last night.  And we didn't officially release one new product yet, but we showed it to a group of very important customers, with a very, very good feedback from them.  So, you know, we'll probably release it to the marketplace within the next few weeks, and we expect very good from that, so my point I guess is that we are continuing putting pressure on our engineering to release new products, and they're working at it.

John Franzreb:  OK, how about in more simplified terms, how much of the backlog is connectivity versus electrical?

Bob Fisher:  I think about 80 percent is probably connectivity.

John Franzreb:  Eighty percent?

Bob Fisher:  Yes.  I mean electrical business - it's more orders in and shipping out, than backlog.

John Franzreb:  And is there any particular end market driving demand?

Bob Fisher:  I think it's across the board.

Philippe Lemaitre:  It's rather broad.  I mean automotive, food and beverage, and automation, in general, market driving demand.

John Franzreb:  I guess one last question, the sales initiative, I know a lot of it is putting feet on the street, is what I think the term you use, Philippe, last quarter, how far along are we in the process?  Are you still looking to fill geographies or are you pretty much the way you think you want to be?

Philippe Lemaitre:  We are probably 75 percent done.  You know, just three main aspects to the sales initiative.  One is feet on the street, having more regions so that we can have more focus on our customer base.  You know, changing or fine-tuning our distribution agreement and things like that, so that's one.  The second one is developing a strong or a lot stronger than what we had, customer support service to speed up, you know, demand from customers and to make sure that we provide the service that they demand these days, especially when you go directly to OEMs.

             And the third element is putting tools in place, like you know, working on our branding, working on our electronic catalog, new web site, et cetera.  Feet on the street, we are in region.  We are probably 75 percent, 80 percent done.  The customer service support and so on, we are probably more like 50, 60 percent done.  And same thing for the electronic Web catalog.  Now, this is binary, you know, it's in or it's not.  So it's not visible yet by the marketplace, but for the work to be done, we are probably 60, 70 percent there.

John Franzreb:  Great, thanks a lot guys.

Philippe Lemaitre:  Thank you John.

Operator:  And we do have a follow-up question from Alexander Paris.

Alexander Paris:  Could we talk about orders instead of just backlog?  Were they strong across the board too?

Philippe Lemaitre:  Yes.

Bob Fisher:  Yes, absolutely yes.  You know, for both electrical and connectivity and for all the regions.

Alexander Paris:  Do you have a percent increase year of the year or a sequential?

Philippe Lemaitre:  No, we don't track that that way.

Alexander Paris:  OK, if you're looking at orders – you think talking about, you know, the ISM index and all the other things, they've been positive for six or seven, eight months, I guess, along with all the other ones, including today's durable goods orders.  But then in talking to companies like yours, there was a delay before it started hitting, you know, the individual companies, you know, from the economic statistics.  Many that I talk to said it really started accelerating in December, the acceleration picked up during the March quarter, with the

March orders the highest of the month, and maybe going – moving in to the early stages of the June quarter, do you see a similar pattern?

Philippe Lemaitre:  Yes, our March was a very good month.  April so far looks very good as well, probably better than March, so it looks like that.  You know, January was not a great month.  February is really when we sort of pick up.  For us, it's difficult to measure because, as I said, we have had sales initiative being in place at the same time the economy was also rebounding somewhat, so it's always difficult to say, well, this is due to economics, this is due to sales initiatives.  You know, tough to say, but if you look at Japan and Europe increase, this is almost due to sales initiatives, so you know, I want to assume that North America has a similar pattern here.  Economic wise, why the index has been very good for nine months, you know, the index is a subjective measure, and you know, the economy is better, but I wouldn't say the economy is booming.  I don't really see that.

Alexander Paris:  Right, so your real acceleration just started, you know, a few months ago than, right?

Philippe Lemaitre:  Right.

Alexander Paris:  So your only still in the early stages of it hopefully.

Philippe Lemaitre:  Yes.

Alexander Paris:  Hopefully, that's going to continue.  Just another broad question.  Remember a couple of years ago?  You've been focusing a lot on factory floor communications and your Ethernet product and ((inaudible)) got very excited, who was it?  Two big companies.  Was it General Motors and Microsoft that were going to combine?

Bob Fisher:  Oh, it was GE and Cisco ...

Philippe Lemaitre:  GE ...

Alexander Paris:  Yes, GE and Cisco.

Philippe Lemaitre:  Yes, right.

Alexander Paris:  And then that kind of died away.  Now that people, that capital spending budgets are picking up again, our people talking about this as kind of a major initiative to get all of the machines to talk to each other on the factory floor?  Is that still a ...

Philippe Lemaitre:  Yes, it's still there.  You know, as I said, I was at Hannover the last four days, and everybody is talking about industrial Ethernet.  Everybody either has a solution, a portion of a solution, or is working on solutions for, you know, field buss networks that are industrial Ethernet based.  There are still some technical issues with it, but it's moving, and it's hard to predict you know how much market share industrial Ethernet will take from the existing field busses, like Device-Net and others, but it's definitely a force that is here and has been for a while.

Alexander Paris:  Only, now that things are picking up and you've got a lot of cash burning its hole in your pocket, are there some acquisitions that would – this would be an opportune time to, now that the cycle's turning, that you would be interested in, in terms of adding strategically to your efforts?  Or are you going to try to just continue, you know, bringing together a little bit better what you already have?

Philippe Lemaitre:  Well, we definitely are going to be – going to bring more of what we have, but we have been in an acquisitive mode for the last few months, and we're continuing to be in an acquisitive mode.  The problem is more finding a willing company at this stage than anything else, but I have one person full-time, roaming in Europe, talking to people, to try to generate potential there.  One of my major tasks personally in Hannover was to talk to possible partners or people that might be interested in us acquiring them.  It's a tough market for that, because most of the people we could acquire tend to be privately owned German company, and as I have said before, it's a long courtship.

Alexander Paris:  Finally, just one more question.  You mention your North American Telecom was weak, and I think in the past you said your Telecom is not really phones and so forth, it's mostly storage, the EMC and people like this.

Philippe Lemaitre:  Correct.

Alexander Paris:  Is that right?  I assume computer spending at least, you know, picking up in the storage – any reason for that to be so slow?  Shouldn't that the picking up also?

Philippe Lemaitre:  Yes, we haven't seen it.  We have lost a couple of contracts as well, and because it's small, you know, when you lose one to contracts, it has a major effect on that particular sector.  So I wouldn't say necessarily that what we see ourselves is a Telecom storage area, is fully representative of the industry.  It's tough to say.  It's too small to be, you know, to be a bellwether, I think.

Alexander Paris:  So your North American is probably really – maybe that's part of it, but it's really more a function of the businesses growth that you divested last year?  So you've got some reasonable growth, adjusting for that?

Philippe Lemaitre:  Yes, definitely.

Alexander Paris:  Right, thank you very much.

Philippe Lemaitre:  Thank you, Alex.

Operator:  And there are no further questions or comments.

Philippe Lemaitre:  OK, well, thank you very much, and we'll talk again in a few months.

Operator:  That does conclude today's teleconference.  Thank you for your participation and you may now disconnect.

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